As filed with the Securities and Exchange Commission on April 9, 2010
Registration No. 333-157500

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
FORM S-8
REGISTRATION STATEMENT NO. 333-157500
UNDER THE SECURITIES ACT OF 1933

AIRVANA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-3507654
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

19 Alpha Road
Chelmsford, Massachusetts	01824
(Address of Principal Executive Offices)	(Zip Code)
2007 Stock Incentive Plan
(Full title of the Plan)
Randall S. Battat
President and Chief Executive Officer
Airvana, Inc.
19 Alpha Road
Chelmsford, Massachusetts 01824
(Name and Address of Agent For Service)
(978) 250-3000
(Telephone Number, Including Area Code, of Agent For Service)

With copies to:
Dan Clivner
Simpson Thacher & Bartlett LLP
1999 Avenue of the Stars
Los Angeles, California 90067
Telephone: (310) 407-7500
Facsimile: (310) 407-7502
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐	Large accelerated filer	☑	Accelerated filer	☐	Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company

DEREGISTRATION OF SECURITIES
SIGNATURES

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment (the “Amendment”) relates to the following Registration Statement on Form S-8 (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim): Registration Statement 333-157500 registering 3,146,558 shares of common stock, $0.001 par value per share (the “Common Stock”), of Airvana, Inc. (the “Company”) for the Company’s 2007 Stock Incentive Plan (the “Registration Statement”).
     On April 9, 2010, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 17, 2009, by and among 72 Mobile Holdings, LLC (“Parent”), 72 Mobile Acquisition Corp. (“Merger Sub”) and the Company, Merger Sub merged with and into the Company, with the Company surviving the merger as a subsidiary of Parent. As a result of the merger, each share of Common Stock (other than those shares held by Parent or any of its subsidiaries, which were cancelled as a result of the merger, and shares with respect to which appraisal rights were properly exercised and not withdrawn or lost) was converted into the right to receive $7.65 in cash, without interest and less any applicable withholding tax.
     As a result of the merger, the Company has terminated any offering of the Company’s securities pursuant to any registration statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chelmsford, State of Massachusetts, on this 9th day of April, 2010.

AIRVANA, INC.

By:	/s/	Randall S. Battat

Name:		Randall S. Battat
Title:		President and Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Randall S. Battat Randall S. Battat	President, Chief Executive Officer and Director (Principal Executive Officer)	April 9, 2010

/s/ Jeffrey D. Glidden Jeffrey D. Glidden	Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	April 9, 2010

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Signature	Title	Date

/s/ Frank Baker	Director	April 9, 2010

Frank Baker

/s/ Peter Berger	Director	April 9, 2010

Peter Berger

/s/ Vedat Eyuboglu	Director	April 9, 2010

Vedat Eyuboglu

/s/ Merle Gilmore	Director	April 9, 2010

Merle Gilmore

/s/ Jeffrey Hendren	Director	April 9, 2010

Jeffrey Hendren

/s/ Sanjeev Verma	Director	April 9, 2010

Sanjeev Verma

/s/ Andrew Vogel	Director	April 9, 2010

Andrew Vogel

/s/ Timothy White	Director	April 9, 2010

Timothy White

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